Exhibit 10.12

[VALICERT LETTERHEAD]

February 18, 2003

Denis Brotzel

837 Hierra Court

Los Altos, California 94022

Re:	Employment Agreement

Dear Mr. Brotzel:

Pursuant to our recent discussions, this letter memorializes the terms of your continued employment with Valicert, Inc. (the “Company”).

1.    Salary.    Your salary is $135,000 on an annualized basis, less applicable withholding.

2.    Incentive.    You will be eligible for a variable incentive plan of $135,000 on an annualized basis, as outlined in your employment letter dated July 15, 2002.

3.    Stock Options.    In the event the Company terminates this Agreement, your stock option agreement shall be amended to provide that the period of time in which you may exercise your stock options shall be extended to twelve (12) months after your termination.

4.    Change-In-Control.    In the event of a change of control as defined in the Company’s 1998 Stock Option Plan, fifty percent (50%) of all unvested options will automatically accelerate and be vested.

5.    Dismissal Without Cause.    In the event you are dismissed from service without cause and through no fault of your own, or with cause except in the case of a felonious act, you will be eligible for a severance package as follows:

a.    Salary, Incentive Plan, and vacation accruals will be paid up to the date of termination, plus a severance payment equivalent to three (3) months base salary upon signing and submitting a release provided at the time of dismissal.

b.    Six (6) months of additional vesting from the date of termination will apply unless termination occurs on or before December 31, 2002, in which case twenty-five percent (25%) of all unvested options will automatically accelerate and be vested.

c.    You will have the option to continue as an employee during this three (3) month period for external visibility purposes.

d.    Six (6) months of employer-paid COBRA health benefits continuation.

e.    Paid Executive outplacement services.

f.    Letter of referral from the Chief Executive Officer of the Company.

6.    Entire Agreement.    This Agreement, including the attached exhibit, constitutes the entire agreement between you and the Company relating to the specific subject matter hereof and supersedes prior negotiations, representations or agreements between you and the Company.

7.    Modification.    This Agreement may only be modified or amended by a supplemental written agreement signed by you, an authorized representative of Tumbleweed and an authorized representative of the Company.

8.    Termination.    If the Merger (as such term is defined in the Merger Agreement) is terminated and not consummated by the parties thereto, this Agreement shall immediately terminate, and the Company shall not be obligated to confer any of the benefits described in paragraph 2 above. This Agreement shall terminate upon consummation of the Merger (as such term is defined in the Merger Agreement).

I agree that there is no other compensation or benefits in any form to which I am entitled from the Company.

Please sign and date this letter on the space provided below to acknowledge your acceptance of the terms of this Agreement.

Sincerely,

/s/ TIMOTHY CONLEY
Timothy Conley Chief Financial Officer

I agree to and accept continued employment with Valicert, Inc. on the terms and conditions set forth in this Agreement.

Date:	2/18/03	/s/ DENIS BROTZEL